Exhibit 21.0

List of Subsidiaries

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

Naugatuck Valley Savings and Loan	100%	United States
Naugatuck Valley Mortgage Servicing Corporation (1)	100%	Connecticut
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(1)  Wholly owned subsidiary of Naugatuck Valley Savings and Loan